NEWS RELEASE

FOR IMMEDIATE RELEASE                                Contact:    Brian Strom
September 9, 2004                                                President - CEO
                                                                 916-786-1225


                          SureWest Board Member Retires

(ROSEVILLE, CALIFORNIA)-- SureWest Communications (Nasdaq: SURW) announced today the retirement of Neil J. Doerhoff from its Board of Directors. Mr. Doerhoff has served as a member of the company's Board of Directors since 1999.

"We are deeply indebted to Neil Doerhoff for his loyal and dedicated commitment" commented Kirk Doyle, Chairman of the Board, who also added: "Neil's extraordinary services during this changing period of corporate governance requirements has been of great benefit to our company and shareholders. We particularly thank him for his Audit Committee service and leadership. While we hoped that Neil would continue to serve on our Board, we understand that his family commitments and the desire to pursue travel opportunities might not be compatible with the time and availability requirements imposed upon corporate directors today. We wish Neil and his family the best, and look forward to seeing him in the community."

About SureWest

With 90 years in Northern California, SureWest and its family of companies represent an integrated network of highly reliable advanced communications products and services. SureWest provides digital TV, fiber optics, PCS wireless, DSL, high-speed Internet access, data transport, local and long distance telephone service, and directories with the highest standards of customer care. For more information, visit the SureWest web site at www.surewest.com

Safe Harbor Statement

Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.

Important factors that could cause actual results to differ from those set forth in the forward looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets in which the company operates, adverse circumstances affecting the economy in California in general, and in the Sacramento, California Metropolitan area in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, pending and future litigation, the internal control issues recently identified by the company's independent auditors, and unanticipated changes in the growth of the company's emerging businesses, including the wireless, Internet, video and Competitive Local Exchange Carrier operating entities.

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